As filed with the Securities and Exchange Commission

                                 August 31, 1998

                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                RSI SYSTEMS, INC.

             (Exact name of registrant as specified in its charter)

         Minnesota                                   41-1767211
         (State or other jurisdiction                (I.R.S. Employer
         of incorporation or organization)           Identification No.)

         5555 West 78th Street
         Minneapolis, Minnesota                                         55439
         (Address of Principal Executive Offices)                     (Zip Code)


                             RSI SYSTEMS, INC.
                              1994 STOCK PLAN
                         (Full title of the plan)

         James Hanzlik                              Copy to:
         Chief Financial Officer                    Robert R. Ribeiro
         5555 W. 78th Street                        Hinshaw & Culbertson
         Minneapolis, Minnesota 55439               3100 Piper Jaffray Tower
         (Name and address of agent for service)    222 South Ninth Street
         (612) 896-3020                             Minneapolis, Minnesota 55402
         (Telephone number, including area code,
            of agent for service)

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement.


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


                         CALCULATION OF REGISTRATION FEE

                                          Proposed maximum    Proposed maximum     Amount of
Title of securities      Amount to        offering price      aggregate offering   registration
to be registered         be registered    per share(l)        price                fee
Common Stock,             900,000           $2.00               $1,800,000           $531
$.01 par value


(1) Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for the Company's common stock on August 28, 1998, as reported on the Nasdaq market system.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents of RSI Systems, Inc. ("RSI" or the "Company") which have been filed with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a)   the Company's Annual Report on Form 10-K for the year ended June 30, 1997;

(b) the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30 and December 31, 1997 and March 31, 1998.

(c) all other reports filed by RSI pursuant to Sections 13 or 15(d) of the Exchange Act since June 30, 1997;

(d) the Company's Registration Statement on Form S-3, as amended, as filed with the Securities Exchange Commission as Commission File No. 333-46721;

(e) the description of RSI's Common Stock and Common Stock Purchase Rights contained in any Registration Statement of the Company filed under the Exchange Act and any amendment or report filed for the purpose of updating any such description.

All documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of


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


filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.     DESCRIPTION OF SECURITIES

            Not applicable.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

            Not applicable.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Bylaws of the Company provide that the Company shall indemnify the directors and officers of the Company against liability (and expenses related thereto) arising out of their status as directors and officers to the extent permitted by law. Additionally certain indemnification rights are available under the Minnesota General Corporation Law ("MCL") to officers and directors to the extent they are successful in the defense of any proceeding to which they were a party by virtue of their position as a director or officer.

Further, as permitted by the MCL, the Restated Articles of Incorporation of the Company include a provision limiting the personal liability of its directors for monetary damages for certain breaches of their duties as directors to the extent permitted under the MCL. The Company also maintains a directors' and officers' liability policy which insures such person against claims arising from certain acts or decisions by them in their capacities as directors and officers of the Company, subject to certain exclusions and deductible and maximum amounts.

Such limitation of liability pursuant to state law does not affect liability, if any, arising under the federal securities laws. Further, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to contractual provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.


ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED


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


            Not applicable.

ITEM 8.     EXHIBITS

Exhibit Number                      Description

4.1               RSI Systems, Inc. 1994 Stock Plan

5.1               Opinion of Hinshaw & Culbertson.

23.1              Consent of Hinshaw & Culbertson (included in Exhibit 5.1).

23.2              Consent of KPMG Peat Marwick LLP, independent auditors.

24.1              Powers of Attorney.

ITEM 9.     UNDERTAKINGS

A.    Post-Effective Amendments

The Company hereby undertakes:

(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate-offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in the information set forth in the Registration Statement;


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



PROVIDED, HOWEVER, that subparagraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    Subsequent Documents Incorporated by Reference

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Claims for Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned,


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


thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 31, 1998.

                                         RSI SYSTEMS, INC.

                                         By   /s/  Donald Lies

                                              Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By          /s/  Donald Lies                            Dated: August 31, 1998

            Chief Executive Officer


By          /s/  James Hanzlik                          Dated: August 31, 1998

            Chief Financial Officer

By                                                      Dated: August 31, 1998

            Manfred Haiderer
            Director


By                                                      Dated: August 31, 1998

            Richard Craven
            Director


By                                                      Dated: August 31, 1998

            Byron Shaffer
            Director


By                                                      Dated: August 31, 1998

            David Stassen
            Director


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


                                  EXHIBIT INDEX

Exhibit
Number      Description                                                     Page


4.1         RSI Systems, Inc. 1994 Stock Plan               Filed Electronically

5.1         Opinion of Hinshaw & Culbertson                 Filed Electronically

23.1        Consent of Hinshaw & Culbertson (included in    Filed Electronically
            Exhibit 5.1).

23.2        Consent of KPMG Peat Marwick LLP,              Filed Electronically
            independent auditors.


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